Exhibit A(6)(b)

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

COWEN PRIME SERVICES LLC

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Cowen Prime Services LLC (f/k/a Concept Capital Markets, LLC) (the “Company”) is entered into by Cowen PB Holdings LLC, a Delaware limited liability company (the “Member”) and the Company.

WITNESSETH:

WHEREAS, the Company was formed upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware on June 13, 2009 in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “Act”);

WHEREAS, on September 23, 2013, Concept Capital Holdings, LLC (“CCH”) and certain other persons (collectively, with CCH the “Original Members”) entered into the Third Amended and Restated Limited Liability Company Agreement of Concept Capital Markets, LLC (the “Prior Agreement”);

WHEREAS, on July 14, 2015, the Company entered into that certain Purchase Agreement, by and among Original Members, the Company and Cowen PB Holdings LLC, a subsidiary of Cowen Group, Inc., pursuant to which Cowen PB Holdings LLC agreed to acquire all of the interests of the Company from the Original Members on the terms and subject to the conditions set forth therein (the “Transaction”);

WHEREAS, on September 1, 2015, the Transaction was closed and the Original Members withdrew as members of the Company, and Cowen PB Holdings LLC became the sole Member of the Company;

WHEREAS, on September 1, 2015, the Member caused the Company to execute and file with the Secretary of State of the State of Delaware a Certificate of Amendment of the Certificate of Formation of the Company changing the name of the Company to “Cowen Prime Services LLC”; and

WHEREAS, the Member desires to set forth in this Agreement the terms governing the operation of the Company and the rights and obligations of the Member (or any new member), which Agreement shall replace and supersede all prior operating agreements of the Company that existed on or prior to the date hereof (including the Prior Agreement).

NOW, THEREFORE, in consideration of the foregoing premises and mutual covenants and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged and agreed, the parties hereto, intending to be legally bound, hereby agree to amend and restate the Prior Agreement in its entirety as follows:

1.               Name. The name of the limited liability company is Cowen Prime Services LLC. The Member may change the name of the Company at any time or adopt such trade or fictitious names as it may determine in its sole discretion.

2.               Certificates. The Member or an Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

3.               Term. The term of the Company shall continue until December 31, 2099 unless dissolved before such date in accordance with the Act or at the election of the Member at any time. The death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member or the occurrence of any other event which terminates the continued membership of a Member shall not cause dissolution of the Company.

4.               Purpose. The Company is organized for the purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary and incidental to the foregoing. Without limiting the foregoing, the business purpose of the Company shall be carrying on and transacting the business of securities dealers and brokers, for the account of the Company and on commission for others, in stocks, bonds, exchange-traded funds, commodities, futures, and options and other securities, including put and call options or any combination thereof written by the Company or by others, in respect of securities and commodities, acting as a market-maker on securities exchanges, engaging in a general securities brokerage business and conducting all business necessary or incident thereto as a member firm of FINRA or a securities exchange, including without limitation buying, selling or leasing exchange memberships/seats in connection with its operations on United States securities exchanges, engaging as principal or agent in any other business or activity consistent with the constitutions and rules of the exchanges on which the Company operates, engaging in securities execution management for institutions in equity securities, options and exchange-traded funds, including algorithmic strategies, engaging in professional trader executions in equity-based securities products, engaging in soft-dollar and commission recapture business, engaging in market-making in over the-counter bulletin board and pink sheets securities, and engaging in such other related business as may be determined by the Company.

5.              Powers. In furtherance of its purposes, but subject to all of the provisions of this Agreement, the Company shall have the power and is hereby authorized to:

a.                take any action and to execute and, where required, file or cause to be filed with the appropriate agency all certificates, documents, powers of attorney or other instruments necessary, desirable or appropriate to effectuate the registration of the Company as a broker/dealer under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, the By-Laws and Rules of Fair Practice of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and any other necessary laws, rules and regulations, including the laws of the several states of the United States;

b.               take any action and to execute, and where required, to file or cause to be filed with the appropriate agency all certificates, documents, powers of attorney or other instruments necessary, desirable or appropriate to effectuate membership in FINRA or any other self-regulatory organization;

c.                acquire by purchase, lease, contribution of property or otherwise, own, hold, sell, convey, transfer or dispose of any real or personal property and assets which may be necessary, convenient or incidental to the accomplishment of the purpose of the Company as well as manage and dispose of such assets and real or personal property;

d.               act as a trustee, executor, nominee, bailee, director, officer, agent or in some other fiduciary capacity for any person or entity and to exercise all of the powers, duties, rights and responsibilities associated therewith;

e.                take any and all actions necessary, convenient or appropriate as trustee, executor, nominee, bailee, director, officer, agent or other fiduciary, including the granting or approval of waivers, consents or amendments of rights or powers relating thereto and the execution of appropriate documents to evidence such waivers, consents or amendments;

f.                 operate, purchase, maintain, finance, improve, own, sell, convey, assign, mortgage, lease or demolish or otherwise dispose of any real or personal property and assets which may be necessary, convenient or incidental to the accomplishment of the purposes of the Company;

g.                borrow money and issue evidences of indebtedness in furtherance of any or all of the purposes of the Company, and secure the same by mortgage, pledge or other lien on the assets of the Company;

h.                invest any funds of the Company pending distribution or payment of the same pursuant to the provisions of this Agreement;

i.                 prepay in whole or in part, refinance, recast, increase, modify or extend any indebtedness of the Company and, in connection therewith, execute any extensions, renewals or modifications of any mortgage or security agreement securing such indebtedness;

j.                 enter into, perform and carry out contracts of any kind, including, without limitation, contracts with any person or entity affiliated with the Member, necessary to, in connection with, convenient to, or incidental to the accomplishment of the purposes of the Company;

k.                employ or otherwise engage employees, managers, contractors, attorneys, accountants, and consultants and pay reasonable compensation for such services;

l.                 enter into partnerships, limited liability companies, trusts, associations, corporations or other ventures with other persons or entities in furtherance of the purposes of the Company; and

m.               do such other things and engage in such other activities as may be necessary, convenient or incidental to the conduct of the business of the Company, and have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

6.               Principal Business Office. The principal business office of the Company shall be located at 1345 Avenue of the Americas, New York, NY 10019.

7.               Members. The name and the mailing address of the Member is Cowen PB Holdings LLC, 599 Lexington Avenue, New York, NY 10022.

8.               Management. The business and affairs of the Company shall be managed by the Member. The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including the power to borrow money, and including all together powers, statutory or otherwise, possessed by members under the Act. The Member shall serve the Company without compensation, but shall be entitled to be reimbursed for any expenses incurred on the Company’s behalf. The Member shall be required to devote only so much time as is necessary for the proper management of the Company’s business. The officers of the Member shall have the authority to act on behalf of the Company in their capacities as officers of the Member. In addition, the Member shall appoint officers of the Company to act on behalf of the Company in their capacities as officers of the Company, and may at its discretion make amendments or substitutions thereto at any time. The names of the officers of the Company, and their offices, who shall serve until their resignation or removal by the Member, are set forth in Annex A hereto. The officers and any other authorized person shall perform such duties and exercise such powers as may be assigned to them by the Member.

9.               Capital Contributions. The Member is deemed admitted as the Member of the Company upon its execution and delivery of this Agreement. The Member may make a capital contributions to the Company. Notwithstanding any provision to the contrary contained herein, without the prior written approval of FINRA, the capital contribution of any member may not be withdrawn on less than six months written notice, given no sooner than six months after such contribution was first made. Such capital contribution may not be withdrawn nor may any unsecured loan or advance be made by the firm to a member or employee at any time when such withdrawal, loan or advance would be prohibited by the provisions of any rule or regulation of the FINRA or the Securities and Exchange Commission (SEC) to which the firm is subject, including, without limitation, the provisions of SEC Rule 15c3-1 (the “Net Capital Rule”).

10.             Additional Contributions. The Member is not required to make any additional capital contribution to the Company. A Member may, however, make additional capital contributions to the Company.

11.             Allocation of Profits and Losses. The Company’s profits and losses for any period shall be allocated to the Member and recorded to a separate undistributed profit and loss account.

12.             Distributions.

a.                Distributions shall be made from the undistributed profit and loss account to the Member at the times and in the aggregate amounts determined by the Company. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

b.               Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to a Member on account of its interest in the Company, to the extent such distribution shall:

1.                violate Section 18-607 of the Act or any applicable law;

2.                cause or threaten to cause the Company to violate the Net Capital Rule; or

3.                cause or threaten to cause the Company to have less capital than required by the applicable rules or requirements of any governmental or self-regulatory organization to which the Company is subject, including, but not limited to, FINRA Rule 4120.

13.           Other Business. The Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

14.           Exculpation and Indemnification. The Member shall not be liable for any breach of duty in such capacity, except in the case of gross negligence, willful misconduct or fraud. Otherwise, the Company shall indemnify and hold harmless the Member against any loss, damage or expense (including attorney’s fees) incurred by the Member as a result of any act performed or omitted on behalf of the Company or in furtherance of its interests. A Member (including Member) shall be entitled to enter into transactions and/or engage in business activities that may be considered to be competitive with the Company. Notwithstanding any of the foregoing to the contrary, the provisions of this Section shall not be construed so as to provide for the exculpation of the Member for any liability (including liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section to the fullest extent permitted by law.

15.           Assignments. A Member may assign in whole or in part its limited liability company interest subject to the prior approval of FINRA, where required. If a Member transfers all of its interest in the Company pursuant to this Section, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

16.            Resignation. A Member may resign from the Company. If a Member resigns pursuant to this Section, an additional member shall be admitted to the Company, subject to Section 18 and to the prior approval of FINRA where required, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the resignation, and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

17.            Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Board of Directors and subject to the prior approval of FINRA where required.

18.            Dissolution.

a.               The Company shall dissolve, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Member, (ii) the retirement, resignation or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company unless the business of the Company is continued in a manner permitted by the Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

b.               The bankruptcy of the Member will not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

c.                In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

d.               Notwithstanding anything to the contrary herein contained, in the event of the termination of the Company on the expiration of the term of this Agreement, or any dissolution of the Company, each member agrees that if withdrawal of its capital on any such termination would cause:

1.                the Company’s Aggregate Indebtedness to exceed the percentages specified in FINRA Rule 4120; or

2.                the Company’s Alternative Net Capital Requirement Percentage under SEC Rule 15c3-1 to fall below the percentages specified in FINRA Rule 4120 during the six months immediately preceding the date of the termination;

such withdrawal of capital may be postponed for a period of up to six (6) months of the date of termination, as the members may deem necessary to ensure compliance with said rules; and any such capital so retained by the Company after the date of termination shall continue to be subject to all debts and obligations of the Company.

19.            Liability of Members. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

20.            Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

21.            Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

22.            Amendments. This Agreement may not be amended except pursuant to a written agreement executed and delivered by the Member.

23.            Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

24.            Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amended and Restated Limited Liability Company Agreement as of the 1st day of September 2015.

MEMBER:

COWEN PB HOLDINGS LLC

By:	/s/ Owen Littman
Name:	Owen Littman
Title:	Authorized Signatory

[Signature Page to Amended and Restated Limited Liability Company Agreement]

Annex A

List of Officers

Daniel Charney, Chief Executive Officer

John Holmes, Chief Operating Officer and Secretary

James Simmons, Chief Financial Officer and FinOp

Rep Poppell, Chief Compliance Officer

[Signature Page to Amended and Restated Limited Liability Company Agreement]